Exhibit 4.3

Reconciliation to United States GAAP of

TEMBEC INC.

Years ended September 25, 2010 and September 26, 2009

AUDITORS’ REPORT ON RECONCILIATION TO UNITED STATES GAAP

To the Board of Directors of Tembec Inc.

On November 12, 2010, we reported on the consolidated balance sheets of Tembec Inc. (the “Company”) as at September 25, 2010 and September 26, 2009, and the consolidated statements of operations and deficit and cash flows for the year ended September 25, 2010 and September 26, 2009, which are filed on the Canadian System for Electronic Document Analysis and Retrieval (‘SEDAR’). In connection with our audits conducted in accordance with Canadian generally accepted auditing standards of the aforementioned consolidated financial statements, we also have audited the related supplemental note entitled “Reconciliation to United States GAAP”. This supplemental note is the responsibility of the Company’s management. Our responsibility is to express an opinion on this supplemental note based on our audits.

In our opinion, such supplemental note, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada

November 12, 2010, except for the Reconciliation to United States GAAP supplemental note, which is dated December 14, 2010

*	CA Auditor permit no 8821

TEMBEC INC.

Reconciliation to United States GAAP

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

Summary of material differences between Canadian and United States Generally Accepted Accounting Principles (GAAP):

1.	Recently adopted United States Accounting Pronouncements

1.1	On June 28, 2009, the Company adopted the Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) (formerly SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162). The ASC is the single source of authoritative U.S. GAAP recognized by the FASB. The Codification reorganized GAAP pronouncements into accounting topics and displays them using a consistent structure. Also included in the Codification is relevant Securities and Exchange Commission (SEC) guidance organized using the same topical structure in separate sections within the Codification. On the effective date of the ASC, the Codification superseded all then-existing non-SEC accounting and reporting standards.

All other non-grandfathered non-SEC accounting literature not included in the Codification became non authoritative.

The ASC was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of the ASC did not impact the Company’s consolidated financial statements.

1.2	In February 2007, the FASB published ASC 825, Financial Instruments. This standard permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. This new standard was effective for fiscal years beginning after November 15, 2007. The Company chose not to make this fair value accounting election for any of its financial assets and liabilities. Accordingly, any financial assets and liabilities within the scope of ASC 825 will continue to be carried at their historical amortized cost basis, adjusted for other than temporary impairments in value. As a result, the adoption of ASC 825 did not have an impact on the Company’s consolidated financial statements.

1.3	On September 28, 2008, the Company adopted certain provisions of ASC 820 (formerly FASB No. 157, Fair Value Measurements), which establishes the authoritative definition of fair value, sets out a framework for measuring fair value, and expands the required disclosures about fair value measurement. The provisions of ASC 820 adopted on September 28, 2008, relate to financial assets and liabilities, as well as other assets and liabilities carried at fair value on a recurring basis and did not have a material impact on the Company’s consolidated financial statements. The provisions of ASC 820 related to other non-financial assets and liabilities was effective for the Company on September 27, 2009, and has been applied prospectively. These provisions did not have an impact on the Company’s consolidated financial statements.

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

1.	Recently adopted United States accounting pronouncements (continued)

1.4	On September 28, 2008, the Company adopted the measurement provision of ASC 715 – Compensation – Retirement Benefits (formerly FASB No. 158, Employers’ Accounting for Defined Benefit and Other Postretirement Plans), which requires measuring defined benefit pension plans and other employee future defined benefit plans as of the date of our fiscal year end instead of the June 30 measurement date the Company had used historically. The Company elected to use the 15 months transition method, which allows for the extrapolation of net periodic benefit cost based on the June 30, 2008 measurement date to the fiscal year end of September 26, 2009. As a result, the Company recorded an increase of $4 million in the opening balance of the deficit, representing the estimated periodic pension and other benefit plans covering the period from July 1, 2008 to September 27, 2008.

1.5	In May 2009, the FASB issued guidance in the ASC Topic 855 - Subsequent Events (formerly SFAS No. 165) of the Codification, which establishes the accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The guidance was effective for interim or annual periods ending after June 15, 2009. In February 2010, the FASB issued Accounting Standards Update No. 2010-09 Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements, which provides amendments to Subtopic 855-10 to alleviate potential conflicts with the SEC’s requirements in regards to subsequent event disclosures.

An entity that is an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued and is not required to disclose the date through which subsequent events have been evaluated.

This guidance is effective for financial statements issued for interim and annual periods ending after February 2010. This guidance did not impact the Company’s consolidated financial statements.

1.6	On September 27, 2009, the Company adopted ASC Subtopic 810-10 (formerly SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51). ASC Subtopic 810-10 requires an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section, but separate from the entity’s equity. It also requires the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for, as equity transactions; and when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. The presentation and disclosure requirements of ASC Subtopic 810-10 was applied retrospectively.

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

1.	Recently adopted United States accounting pronouncements (continued)

The adoption of ASC Subtopic 810-10 did not have an impact on the Company’s consolidated financial statements other than the change in presentation of previously reported line items of non-controlling interests.

1.7	In January 2010, FASB issued ASU 2010-06 – Improving Disclosures About Fair Value Measurement, which requires further disclosures with respect to recurring or non-recurring fair value measurements. In particular, transfers in and out of Levels 1 and 2 in the fair value hierarchy must be disclosed as well as information about valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 measurements. This guidance is effective for fiscal years ending after December 15, 2009. In addition, activity in Level 3 including purchases, sales, issuances, and settlements must be disclosed on a gross basis for interim periods beginning after December 15, 2010. The adoption of the new guidance did not have a significant impact on the Company’s disclosure as it has limited assets and liabilities recorded at fair value.

1.8	In December 2008, the FASB issued updated ASC Topic 715, Compensation – Retirement Benefits (formerly FSP FAS 132(R)-1, Employers Disclosures about Postretirement Benefit Plan Assets), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. ASC Topic 715-20-50, Defined Benefit Plans – Disclosure, requires employers to consider certain overall objectives in providing disclosures about plan assets including how investment allocation decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. The amended disclosures about plan assets under ASC Topic 715-20-50 are required to be provided for fiscal years ending after December 15, 2009. The Company provides such additional disclosures in Note 3.7.

1.9	In December 2007, the FASB issued ASC 805, Business Combinations, which changed the accounting for business acquisitions. ASC 805, as amended by FSP No. FAS 141-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies, issued in April 2009, requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration) exclude transaction costs from acquisition accounting and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. ASC 805, as amended, is effective, for the Company, for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after September 26, 2009.

This standard did not have an impact on the Company’s consolidated financial statements as no business combination occurred since adoption.

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

1.	Recently adopted United States accounting pronouncements (continued)

1.10	In June 2008, the FASB issued ASC Topic 260-10, Earnings per Share. This Staff Position states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share (EPS) pursuant to the two-class method. ASC Topic 260- 10 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this Staff Position. The adoption of this accounting guidance did not have an impact on the Company’s consolidated financial statements.

1.11	In June 2008, the FASB ratified ASC Topic 815-40 (formerly EITF 07-5, Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock). It is effective the first fiscal year beginning after December 15, 2008, including interim periods within those fiscal years. On September 27, 2009, the Company adopted ASC Topic 815-40, which defines when adjustment features within contracts are considered to be indexed to an entity’s own stock and how to account for such contracts. The adoption of this accounting guidance did not have an impact on the Company’s consolidated financial statements.

2.	Reconciliation to U.S. GAAP

The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ in certain material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with U.S. GAAP.

2.1	If U.S. GAAP were applied, the net earnings (loss) would be adjusted as follows:

	Sept. 25, 2010	Sept. 26, 2009
Net earnings (loss) under Canadian GAAP	$52	$(214)
Adjustments:
Non-controlling interest	2	(1)
Research and development tax credits (d)	—	(1)
Pension and other benefit plans (c)	3	—
Warrants (e)	(3)	3
Tax effect on U.S. GAAP adjustments and income tax difference (a) and (e)	—	1
Earnings from discontinued operations (a) (c)	1	5

Net earnings (loss) including non-controlling interest	$55	$(207)
Net earnings (loss) attributable to non-controlling interest	2	(1)

Net earnings (loss) attributable to the Company under U.S. GAAP	$53	$(206)

Earnings (loss) per share (basic and diluted) under U.S. GAAP:
From continuing operations	$0.52	$(2.16)
From discontinued operations	$0.01	$0.10
Net earnings (loss) per share (basic and diluted) under U.S. GAAP	$0.53	$(2.06)

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

2.	Reconciliation to U.S. GAAP (continued)

2.2	Changes in consolidated shareholders’ equity under U.S. GAAP

The application of U.S. GAAP would have had the following effects on the consolidated shareholders’ equity:

	Sept. 25, 2010	Sept. 26, 2009
Total consolidated shareholders’ equity under Canadian GAAP	$365	$313
Adjustments:
Current year income adjustments	1	8
Accumulated other comprehensive income adjustments
(note 2.5)	(65)	(18)
Adjustment to contributed surplus for future tax benefits (a)	(5)	(5)
Warrants (e)	(6)	(6)
Adjustment resulting from a change in accounting policies for defined benefit plan (c)	(4)	(4)
Cumulative prior year’s net income U.S. GAAP adjustments	10	2

Total consolidated shareholders’ equity under U.S. GAAP	$296	$290

2.3	The cumulative effect of the adjustments on the consolidated assets, liabilities, and shareholders’ equity is as follows:

	September 25, 2010
	Canadian GAAP	U.S. GAAP adjustments	U.S. GAAP
Current assets	$545	$—	$545
Fixed assets	498	—	498
Other assets (c) (g)	34	8	42
Future income tax	27	—	27

Total assets	$1,104	$8	$1,112

Current liabilities	259	—	259
Long-term debt (g)	271	13	284
Other long-term liabilities (c) (e)	209	64	273

Total liabilities	$739	$77	$816

Shareholders’ equity	$365	$(69)	$296

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

2.	Reconciliation to U.S. GAAP (continued)

2.3	The cumulative effect of the adjustments on the consolidated assets, liabilities, and shareholders’ equity is as follows (continued):

	September 26, 2009
	Canadian GAAP	U.S. GAAP adjustments	U.S. GAAP
Current assets	$720	$—	$720
Fixed assets	626	—	626
Other assets (c)	20	(2)	18

Total assets	$1,366	$(2)	$1,364

Current liabilities	418	—	418
Long-term debt	383	—	383
Other long-term liabilities (c) (e)	252	21	273

Total liabilities	$1,053	$21	$1,074

Shareholders’ equity	$313	$(23)	$290

2.4	The effect of the adjustments on the consolidated statement of comprehensive income (loss) is as follows:

	2010	2009
Net earnings (loss) under U.S. GAAP including non-controlling interest	$55	$(207)
Pension and other benefit plans, net of income taxes (c)	(43)	(18)
Other comprehensive loss of discontinued operations, net of income taxes (c)	(4)	(19)
Other comprehensive income (loss) of joint ventures, net of income taxes (c)	—	(1)

Other comprehensive income (loss) including non-controlling interest	$8	$(245)
Other comprehensive income (loss) attributable to non-controlling interest	2	(1)

Other comprehensive income (loss) attributable to the Company	$6	$(244)

2.5	Accumulated comprehensive income (loss)

	Sept. 25, 2010	Sept. 26, 2009
Accumulated other comprehensive income (loss) as per Canadian GAAP	$—	$—
Pension and other post-retirement benefits, net of income taxes (c)	(65)	(18)

Accumulated other comprehensive loss per U.S. GAAP	$(65)	$(18)

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

2.	Reconciliation to U.S. GAAP (continued)

2.6	Explanations of main adjustments

(a)	Income taxes

Under Canadian GAAP, the benefit of future income tax assets that exist at fresh start, and against which a valuation allowance is recorded, will be recognized first to reduce to zero any remaining intangible assets (on a pro-rata basis) that were recorded under fresh start accounting, with any remaining amount as a credit to the contributed surplus. Under U.S. GAAP, the unrecognized benefit of future income tax assets that existed at fresh start would be recognized first to reduce any goodwill and then other intangibles to zero, with any remaining amount taken into income. For the year ended September 26, 2009, an amount of $5 million that was recorded in contributed surplus under Canadian GAAP was reclassified in income tax expense under U.S. GAAP.

The tax effect of other reconciling items is also included under this caption.

(b)	Joint ventures

Interests in joint ventures are accounted for using the proportionate consolidation method under Canadian GAAP. Under U.S. GAAP, joint ventures are accounted for using the equity method.

Earnings recognized by each of the two methods are the same.

(c)	Pension liabilities

U.S. GAAP requires the recognition in the balance sheet of the over or unfunded positions of defined benefit pension plans and other employee future defined benefit plans, along with a corresponding non-cash adjustment, which is recorded in the accumulated other comprehensive income (loss) at each measurement date.

Under Canadian GAAP, a company does not recognize the over or unfunded positions; thus, creating differences in the amount of pension and other benefit plan liabilities and accumulated other comprehensive income (loss) reported in the balance sheets at the various reporting dates.

For the year ended September 26, 2009, the Company adopted the measurement date provisions of ASC 715, Compensation-Retirement Benefits, which requires measuring defined benefit pension plans and other employee future defined benefit plans as of the date of our fiscal year end instead of the June 30 measurement date the Company had used historically. The Company elected to use the second alternative method of transition and recorded an increase of $4 million in the opening balance of the deficit, representing the estimated periodic pension and other benefit plans covering the period from July 1, 2008 to September 27, 2008. This change also resulted in a non-significant impact on the loss from continuing operations for the year ended September 26, 2009.

Under Canadian GAAP, the Company continued to use June 30 as its measurement date.

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

2.	Reconciliation to U.S. GAAP (continued)

2.6	Explanations of main adjustments (continued)

(d)	Research and development tax credits

Under Canadian GAAP, tax credits relating to research and development are recognized as a reduction of the related expenses, which are part of cost of goods sold. Under U.S. GAAP, those tax credits would have been recorded as a reduction of the income tax expense or an increase of the income tax recovery. The tax credits relating to research and development for the year ended September 25, 2010, amounted to nil ($1 million for the year ended September 26, 2009).

(e)	Warrants

Under Canadian GAAP, the warrants are recorded in shareholders’ equity at their initial fair value of $6 million and are not remeasured. Under U.S. GAAP, the warrants are considered to be freestanding derivative instruments. The warrants are remeasured to fair value each period with changes in fair value recorded to income under U.S. GAAP. In the year ended September 25, 2010, the Company recorded a loss of $3 million (gain of $3 million for the year ended September 26, 2009) to record the change in fair value of the warrants. In 2010, the fair value of the warrants of $4 million (2009 - $1 million) is presented in other long-term liabilities and credits under U.S. GAAP. The fair value of this Level 1 financial liability was based on their quoted price on the Toronto Stock Exchange.

(f)	Consolidated statements of cash flows

Under U.S. GAAP, the consolidated cash flows would not be significantly different from the presentation under Canadian GAAP, except that the joint ventures would be shown as an equity investment and not proportionally consolidated. In addition, the subtotal for non-cash adjustment in operating activities under Canadian GAAP would not be presented under U.S. GAAP.

(g)	Debt financing costs

Under U.S. GAAP, transaction fees and debt financing cost are capitalized as an asset and amortized over the term of the debt. Canadian GAAP requires these fees to be deducted from the amortized cost of the debt. At September 25, 2010, debt financing costs of $13 million, which are recorded as a reduction of long-term debt for Canadian GAAP purposes, were reclassified as “Other assets” in the U.S. GAAP consolidated balance sheet (nil at September 26, 2009).

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

3.	Additional disclosures

3.1	Significant components of income tax expense (recovery) allocated to continuing operations

	Year ended September 25, 2010
	Canada	Other countries	Total
Net earnings (loss) from continuing operations before provision for income taxes	$(50)	$89	$39
Income taxes
Current	—	—	—
Deferred	—	(15)	(15)

Net earnings (loss) from continuing operations	$(50)	$104	$54

	Year ended September 26, 2009
	Canada	Other countries	Total
Net loss from continuing operations before provision for income taxes and share of results of joint venture companies	$(210)	$(8)	$(218)
Income taxes
Current	—	—	—
Deferred	4	(6)	(2)

Net loss from continuing operations before share of results of joint venture companies	$(214)	$(2)	$(216)

3.2	Accounts receivable

	Sept. 25, 2010	Sept. 26, 2009
Accounts receivable	$163	$205
Provision for doubtfult accounts	(1)	(2)
Other accounts receivable	41	75
Income tax receivable	1	1
Government assistance	5	4

Accounts receivable	$209	$283

3.3	Accounts payable and accrued charges

	Sept. 25, 2010	Sept. 26, 2009
Accounts payable	$75	$131
Salaries and benefits payable	46	59
Interest payable	3	3
Other	117	85

Accounts payable	$241	$278

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

3.	Additional disclosures (continued)

3.4	Other required information to be disclosed

	2010	2009
Payments on capital leases	$1	$2

3.5	Valuation allowance on deferred tax assets

	September 25, 2010
	Balance at the beginning of the period	Charged to expenses	Other	Balance at the end of the period
Valuation allowance on deferred tax assets	$497	$(19)	$12	$490

	September 26, 2009
	Balance at the beginning of the period	Charged to expenses	Other	Balance at the end of the period
Valuation allowance on deferred tax assets	$461	$62	$(26)	$497

3.6	Additional note disclosures

(a)	Shipping and handling costs

The Company classifies shipping and handling costs as a component of freight and sales deductions in the consolidated statements of operations and deficit.

(b)	Planned major maintenance costs

Planned major maintenance costs are expensed as incurred.

(c)	Cost of Sales

The cost of sales line item in our consolidated statements of operations and deficit exclude amortization and depreciation related to the manufacturing of inventory, which is presented in the line item “depreciation and amortization” in our consolidated statements of operations and deficit.

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

3.	Additional disclosures (continued)

3.7	Employee future benefits

Capital Management

The main objective of the defined benefit plans is to sustain certain levels of net assets in order to meet the pension obligations.

An objective of the plans is for the return on assets to exceed, in the long term, the growth rate of the Plan’s commitments by 1.8% per year. Another objective is for the plans to obtain, over trailing periods of four years, a return (net of brokerage fees, but including all other fees and expenses) that is equal to the return of a composite index determined based on passive management of investments in the relevant market indices according to the normal allocation provided for under the investment policy, plus an added value of 0.9% from active management. In order to achieve this objective and comply with the limits imposed by Canada Revenue Agency, the investment policy determines allocation ranges for various types of investments. The Corporate Governance and Human Resources Committee (CGHR) is responsible for monitoring the performance of the plans and ensuring compliance with the policy.

The plans are exposed to credit risk, liquidity risk and market risk, including interest rate risk and currency risk. The plans utilize derivative contracts to enhance investment returns and for managing exposure to foreign currency volatility. Derivative contracts, including forward contracts, are transacted, either on a regulated exchange market or in the over-the-counter market directly between two counterparties.

The CGHR Committee is responsible for establishing and maintaining policies on the management of the risks of the plans. Policies and procedures have been established in order to respond to their different objectives and requirements.

Fair Values

Investments in derivative financial instruments, including futures, forwards and option contracts, are valued at year-end quoted market prices where available. Where quoted prices are not available, values are determined using pricing models, which take into account current market and contractual prices of the underlying instruments, as well as time value and yield curve or volatility factor underlying the position.

Stocks and bonds are valued at year end based on available market prices. If market prices are not available, estimated fair values are calculated using similar investments.

Term deposits maturing within one year are recorded at cost; once the accrued interest is added, the combined amount represents the approximate fair value, given the short time to maturity of these instruments.

Term deposits maturing in more than one year and mortgages are valued at year end based on available market prices. If market prices are not available, the estimated fair value is calculated using investments of the same type, credit quality and maturity.

The fair values of other financial assets and liabilities, being cash, accounts receivable and accounts payable, and accrued liabilities approximate their carrying values due to the short-term nature of these financial instruments.

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

3.	Additional disclosures (continued)

3.7	Employee future benefits (continued)

Fair Values (continued)

The plans use appropriate valuation techniques based on the available inputs to measure the fair value of its investments. The asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. When available, valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value at September 25, 2010:

Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities as derived from various stock exchanges;

Level 2 –	Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability. Quoted prices of inputs are obtained from such sources as matrix pricing and corroborated pricing or yield curves and indices;

Level 3 –	Unobservable inputs for the asset or liability are obtained from assumptions derived from such sources as investment manager pricing for private placements, private equities, hedge funds, etc.

The following table sets forth by level, within the fair value hierarchy, the defined benefit plan assets at fair value as of September 25, 2010:

	Level 1	Level 2	Level 3	Total
Short-term paper and Treasury bills	$5	$2	$6	$13
Bonds and debentures	7	293	—	300
Common and preferred shares:
Canadian	47	53	—	100
Foreign	85	91	—	176
Real estate investments	—	—	27	27
Derivative financial instruments	1	—	—	1

Defined benefit plans, assets	$145	$439	$33	$617

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

3.	Additional disclosures (continued)

3.7	Employee future benefits (continued)

Fair Values (continued)

The table below sets forth a reconciliation in the fair value of the Level 3 assets for the year ended September 25, 2010:

Balance, beginning of year	$36
Acquisitions	48
Dispositions	(51)
Realized gain	1
Change in unrealized loss	(1)

Balance, end of year	$33

Information about the Company’s defined benefit plans in aggregate

The following tables present the change in the accrued benefit obligation for the defined benefit plans as calculated by independent actuaries and the change in the fair value of plan assets:

Change in accrued benefit obligations for defined benefit plans:

	Pension plans		Other benefit plans
	2010	2009	2010	2009
Accrued benefit obligation, at beginning of year	$841	$907	$55	$59
Current service cost	11	15	1	1
Interest cost	46	49	3	3
Employee contributions	2	3	—	—
Benefits paid	(51)	(56)	(3)	(3)
Divestitures	(9)	(44)	(1)	(3)
Plan amendments	1	—	—	(4)
Actuarial loss (gain)	70	(31)	(1)	—
Foreign exchange rate changes and other adjusments	(9)	7	(1)	—
Decrease in obligation due to curtailment	(24)	—	(3)	—
Obligations being settled	(66)	(12)	—	—
Effect of eliminating early measurement date	—	3	—	—
Post-employment and other	—	—	1	2

Accrued benefit obligation, at end of year	$812	$841	$51	$55

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

3.	Additional disclosures (continued)

3.7	Employee future benefits (continued)

Information about the Company’s defined benefit plans in aggregate (continued)

Change in fair value of plan assets for defined benefit plans:

	Pension plans		Other benefit plans
	2010	2009	2010	2009
Fair value of defined benefit plan assets, at beginning of year	$644	$736	$—	$—
Actual return on plan assets	55	(36)	—	—
Employer contributions	32	37	3	3
Employee contributions	2	3	—	—
Benefits paid	(51)	(56)	(3)	(3)
Divestitures	—	(36)	—	—
Foreign exchange rate changes and other adjusments	(5)	7	—	—
Settlement payments	(60)	(15)	—	—
Effect of eliminating early measurement date	—	4	—	—

Fair value of defined benefit plan assets, at end of year	$617	$644	$—	$—

Funded status

The following table presents the difference between the fair value of plan assets and the actuarially determined accrued benefit obligation as at September 25, 2010 and September 26, 2009, for defined benefit plans. This difference is also referred to as either the deficit or surplus, as the case may be, or the funded status of the plans.

Reconciliation of funded status for defined benefit plans:

	Pension plans		Other benefit plans
	2010	2009	2010	2009
Fair value of plan assets	$617	$644	$—	$—
Accrued benefit obligation	(812)	(841)	(51)	(55)

Plan deficit	$(195)	$(197)	$(51)	$(55)

Components of net periodic cost for defined benefit plans

Components of net periodic benefit cost for defined benefit pension plans:

	2010	2009
Current service cost	$11	$15
Interest cost	46	49
Expected return on plan assets	(44)	(48)
Curtailment gain	(15)	—
Settlement loss (gain)	(2)	3

Net periodic benefit cost	$(4)	$19

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

3.	Additional disclosures (continued)

3.7	Employee future benefits (continued)

Components of net periodic cost for defined benefit plans (continued)

Components of net periodic benefit cost for other defined benefit plans:

	5.00	5.00
	2010	2009
Current service cost	$1	$1
Interest cost	3	2
Curtailment gain	(1)	2

Net periodic benefit cost	$3	$5

Weighted average significant assumptions for defined benefit pension plans:

	5.00	5.00
	2010	2009
Accrued benefit obligation at end of year:
Discount rate	4.87%	5.60%
Rate of compensation increase	2.50%	2.61%
Net periodic benefit cost for the year:
Discount rate	5.60%	5.56%
Rate of compensation increase	2.50%	3.03%
Expected long-term return on assets	6.88%	6.77%

Assumptions

Weighted average significant assumptions for other defined benefit plans:

	5.00	5.00
	2010	2009
Accrued benefit obligation at end of year:
Discount rate	4.96%	5.48%
Rate of compensation increase	2.50%	2.50%
Net periodic benefit cost for the year:
Discount rate	5.56%	5.56%
Rate of compensation increase	2.50%	3.00%
Assumed healthcare cost trend rate at end of year:
Initial healthcare cost trend	8.00%	8.39%
Annual rate of decline in trend rate	0.50%	0.50%
Ultimate healthcare cost trend rate	5.00%	5.00%
Effect of change in healthcare cost trend rate (1% increase):
Total of service cost and interest cost	$—	$—
Accrued benefit obligation	$3	$4
Effect of change in healthcare cost trend rate (1% decrease):
Total of service cost and interest cost	$—	$—
Accrued benefit obligation	$(3)	$(3)

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

4.	United States Accounting Pronouncements to be adopted in future periods

4.1	On July 21, 2010, the FASB issued ASU 2010-20, which amends ASC 310 by requiring more disclosures about the credit quality of an entity’s financing receivables and its allowance for credit losses. Financing receivable is defined as a contractual right to receive money on demand or on fixed or determinable dates that is recognized as an asset in the entity’s statement of financial position. Under the ASU, an entity is required to provide disclosures about the allowance for credit losses related to financing receivables and qualitative information related to modifications of financing receivables. An entity must provide all other disclosures by class of financing receivable, which is generally a disaggregation of a portfolio segment and is determined on the basis of the nature and extent of an entity’s exposure to credit risk arising from financing receivables. The new and amended disclosures that relate to information as of the end of a reporting period will be effective for annual reporting periods ending after December 15, 2010. The adoption of the new guidance is not expected to have a significant impact on the Company’s disclosure as it has limited financing receivables.

5.	Supplemental condensed consolidating financial information

The senior secured notes (the “Notes”) of Tembec Industries Inc. (the “Subsidiary Issuer”) are fully and unconditionally guaranteed on a joint and several basis by Tembec Inc. (the “Parent Company”) and most of the Subsidiary Issuer’s subsidiaries located in Canada (the “Guarantor Subsidiaries”).

The Subsidiary Issuer and each of the Guarantor Subsidiaries are 100% owned by the Parent Company. The Notes are not guaranteed by the Company’s other subsidiaries or by any of its joint ventures (the “Other Subsidiaries”). The Subsidiary Issuer and the Guarantor Subsidiaries have agreed to enter into a registration rights agreement with the initial purchasers pursuant to which they have agreed to use commercially reasonable efforts to register with the SEC new notes (the “exchange notes”) having substantially identical terms as the Notes. The exchange notes will not contain terms with respect to restrictions on transfer or additional interest. The Subsidiary Issuer and the Guarantor Subsidiaries will use commercially reasonable efforts to cause the exchange offer to be completed within 270 calendar days after the original issue date of the Notes, and under certain circumstances, file a shelf registration statement with respect to the Notes. In addition, the Parent Company, the Subsidiary Issuer, and the Guarantor Subsidiaries must maintain their registration with the SEC throughout the life of the exchange notes. If the Subsidiary Issuer and the Guarantor Subsidiaries fail to satisfy their obligations under the registration rights agreement, they will be required to pay additional interest to the holders of the Notes of a maximum annual amount of US $2.5 million, under certain circumstances.

The Notes are also subject to customary covenants, which may restrict the Parent Company’s ability to, among other things, pay dividends and make other restricted payments as defined in the Indenture dated August 17, 2010.

The following supplemental condensed consolidating financial information sets forth, on an unconsolidated basis, the balance sheets as at September 25, 2010 and September 26, 2009, and the statements of operations and cash flows for the years ended September 25, 2010 and September 26, 2009, for the Parent Company and for the Subsidiary Issuer. It also provides the same information on a combined basis for the Guarantor Subsidiaries and the Other Subsidiaries.

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

5.	Supplemental condensed consolidating financial information (continued)

The following supplemental condensed consolidating financial information, which has been prepared in accordance with U.S. GAAP, reflects the investments of the Parent Company in the Subsidiary Issuer using the equity method. Investments of the Subsidiary Issuer in the Guarantor Subsidiaries and Other Subsidiaries are also accounted for using this method. The supplemental condensed consolidating financial information would not be materially different pursuant to Canadian GAAP and would differ by the amounts described previously, including that the pension and other benefit plan liabilities and the accumulated other comprehensive loss would be lower by $65 million as at September 25, 2010.

5.1	Condensed consolidated balance sheet under U.S. GAAP

	September 25, 2010
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$1	$24	$43	$—	$68
Cash held in trust	—	—	—	6	—	6
Accounts receivable	38	350	175	41	(395)	209
Inventories	—	—	231	24	—	255
Prepaid expenses	—	1	5	1	—	7

	38	352	435	115	(395)	545
Investments	272	515	—	—	(787)	—
Fixed assets	—	5	404	89	—	498
Other assets	—	39	2	1	—	42
Future income taxes	1	—	—	26	—	27

	$311	$911	$841	$231	$(1,182)	$1,112

Liabilities and Shareholders’ Equity
Current liabilities:
Operating bank loans	$—	$—	$—	$1	$—	$1
Accounts payable and accrued charges	—	173	305	157	(394)	241
Current portion of long-term debt	5	—	—	12	—	17

	5	173	305	170	(394)	259
Long-term debt	6	261	—	23	(6)	284
Other long-term liabilities and credits	4	147	77	45	—	273
Future income taxes	—	54	(53)	(1)	—	—
Shareholders’ equity:
Share capital	564	551	669	(27)	(1,193)	564
Accumulated other comprehensive income (loss)	(65)	(65)	(33)	(19)	117	(65)
Deficit	(203)	(210)	(124)	40	294	(203)

	296	276	512	(6)	(782)	296

	$311	$911	$841	$231	$(1,182)	$1,112

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

5.	Supplemental condensed consolidating financial information (continued)

5.1	Condensed consolidated balance sheet under U.S. GAAP (continued)

	September 26, 2009
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$14	$83	$8	$—	$105
Accounts receivable	42	539	136	127	(561)	283
Inventories	—	—	256	63	—	319
Prepaid expenses	—	1	10	2	—	13

	42	554	485	200	(561)	720
Investments	263	343	—	—	(606)	—
Fixed assets	—	7	429	190	—	626
Other assets	—	13	4	1	—	18
Future income taxes	1	—	38	—	(39)	—

	$306	$917	$956	$391	$(1,206)	$1,364

Liabilities and Shareholders’ Equity
Current liabilities:
Operating bank loans	$—	$—	$96	$22	$—	$118
Accounts payable and accrued charges	1	121	276	443	(560)	281
Current portion of long-term debt	5	—	—	14	—	19

	6	121	372	479	(560)	418
Long-term debt	9	328	—	52	(6)	383
Other long-term liabilities and credits	1	154	62	56	—	273
Future income taxes	—	39	—	—	(39)	—
Shareholders’ equity:
Share capital	564	551	669	(124)	(1,096)	564
Accumulated other comprehensive income (loss)	(18)	(18)	(13)	(12)	43	(18)
Deficit	(256)	(258)	(134)	(60)	452	(256)

	290	275	522	(196)	(601)	290

	$306	$917	$956	$391	$(1,206)	$1,364

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

5.	Supplemental condensed consolidating financial information (continued)

5.2	Condensed consolidated statements of operations and deficit under U.S. GAAP

	Year ended September 25, 2010
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Sales	$—	$1	$1,484	$409	$(17)	$1,877
Freight and sales deductions	—	—	210	30	(6)	234
Lumber duties and export taxes	—	—	10	—	—	10
Cost of sales	—	(2)	1,131	305	(11)	1,423
Selling, general and administrative	—	7	58	10	—	75
Depreciation and amortization	—	—	43	13	—	56
Restructuring and asset impairment charges	—	19	7	(12)	—	14
Gain on land sales and other	—	—	(1)	(1)	—	(2)

Operating earnings (loss) from continuing operations	—	(23)	26	64	—	67
Interest, foreign exchange and other	4	35	31	(15)	—	55
Exchange loss (gain) on long-term debt	—	(19)	—	(8)	—	(27)

Earnings (loss) before income taxes from continuing operations	(4)	(39)	(5)	87	—	39
Income tax expense (recovery)	(1)	15	(15)	(14)	—	(15)
Share of results of significantly influenced companies	56	102	—	—	(158)	—

Net earnings (loss) from continuing operations	53	48	10	101	(158)	54
Earnings (loss) from discontinued operations	—	—	—	1	—	1

Net earnings (loss) including non-controlling interest	$53	$48	$10	$102	$(158)	$55
Net earnings (loss) attributable to non-controlling interest	—	—	—	2	—	2

Net earnings (loss) attributable to the Company	$53	$48	$10	$100	$(158)	$53

Deficit, beginning of year	(256)	(258)	(134)	(60)	452	(256)

Deficit, end of year	$(203)	$(210)	$(124)	$40	$294	$(203)

Basic and diluted earnings (loss) per share from continuing operations						$0.52
Basic and diluted earnings (loss) per share from discontinued operations						$0.01
Basic and diluted earnings (loss) per share						$0.53

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

5.	Supplemental condensed consolidating financial information (continued)

5.2	Condensed consolidated statements of operations & deficit under U.S. GAAP (continued)

	Year ended September 26, 2009
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Sales	$—	$1	$1,291	$471	$(20)	$1,743
Freight and sales deductions	—	—	188	37	(6)	219
Lumber duties and export taxes	—	—	4	—	—	4
Cost of sales	—	5	1,105	446	(14)	1,542
Selling, general and administrative	—	6	66	15	—	87
Depreciation and amortization	—	1	50	21	—	72
Restructuring and asset impairment charges	—	(5)	5	3	—	3
Gain on land sales and other	—	—	(1)	(5)	—	(6)

Operating earnings (loss) from continuing operations	—	(6)	(126)	(46)	—	(178)
Interest, foreign exchange and other	(2)	5	9	8	—	20
Exchange loss (gain) on long-term debt	—	17	—	4	—	21

Earnings (loss) before income taxes from continuing operations	2	(28)	(135)	(58)	—	(219)
Income tax expense (recovery)	—	23	(23)	(3)	—	(3)
Share of results of significantly influenced companies	(260)	(192)	—	(1)	452	(1)

Net earnings (loss) from continuing operations	(258)	(243)	(112)	(56)	452	(217)
Earnings (loss) from discontinued operations	—	—	—	10	—	10

Net earnings (loss) including non-controlling interest	$(258)	$(243)	$(112)	$(46)	$452	$(207)
Net earnings (loss) attributable to non-controlling interest	—	—	—	(1)	—	(1)

Net earnings (loss) attributable to the Company	$(258)	$(243)	$(112)	$(45)	$452	$(206)

Deficit, beginning of year	2	(18)	(15)	(15)	—	(46)
Adjustments - Pension and post-retirement benefit change in measurement date	—	3	(7)	—	—	(4)

Deficit, end of year	$(256)	$(258)	$(134)	$(60)	$452	$(256)

Basic and diluted earnings (loss) per share from continuing operations						$(2.16)
Basic and diluted earnings (loss) per share from discontinued operations						$0.10
Basic and diluted earnings (loss) per share						$(2.06)

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

5.	Supplemental condensed consolidating financial information (continued)

5.3	Condensed consolidated statements of cash flows under U.S. GAAP

	Year ended September 25, 2010
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Cash flows from operating activities:
Net earnings (loss) attributable to the Company	$53	$48	$10	$100	$(158)	$53
Adjustments for:
Depreciation and amortization	—	—	43	13	—	56
Unrealized foreign exchange and others	3	1	—	(2)	—	2
Exchange loss (gain) on long-term debt	—	(19)	—	(8)	—	(27)
Future income taxes	—	15	(15)	(15)	—	(15)
Restructuring and asset impairment charges	—	19	7	(12)	—	14
Gain on land sales and other	—	—	(1)	(1)	—	(2)
Differences between cash contributions and pension expenses	—	(11)	(4)	(9)	—	(24)
Share of results of significantly influenced companies	(56)	(102)	—	—	158	—
Other	—	(1)	(1)	3	—	1
Accounts receivable	4	97	(37)	(105)	—	(41)
Inventories	—	—	12	4	—	16
Prepaid expenses	—	—	5	—	—	5
Accounts payable and accrued charges	—	(3)	34	9	—	40

	4	44	53	(23)	—	78
Cash flows from investing activities:
Additions to fixed assets	—	—	(18)	(7)	—	(25)
Proceeds on sale of French mills	—	—	—	86	—	86
Proceeds on land sales	—	3	2	2	—	7
Decrease in investments	—	—	2	—	—	2
Other	—	—	—	(3)	—	(3)

	—	3	(14)	78	—	67
Cash flows from financing activities:
Change in operating bank loans	—	—	(96)	(21)	—	(117)
Cash held in trust		—		(6)		(6)
Increase in long-term debt	—	263	—	9	—	272
Repayments of long-term debt	(4)	(309)	—	(5)	—	(318)
Change in other long-term liabilities	—	—	1	1	—	2
Other	—	(14)	(3)	2	—	(15)

	(4)	(60)	(98)	(20)	—	(182)
Net increase (decrease) in cash and cash equivalents	—	(13)	(59)	35	—	(37)
Cash and cash equivalents, net of bank indebtedness, beginning of period	—	14	83	8	—	105

Cash and cash equivalents, net of bank indebtedness, end of period	$—	$1	$24	$43	$—	$68

TEMBEC INC.

Reconciliation to United States GAAP (continued)

Years ended September 25, 2010 and September 26, 2009

(in millions of Canadian dollars, unless otherwise noted)

5.	Supplemental condensed consolidating financial information (continued)

5.3	Condensed consolidated statements of cash flows under U.S. GAAP (continued)

	Year ended September 26, 2009
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Elimination adjustments	Consolidated
Cash flows from operating activities:
Net earnings (loss) attributable to the Company	$(258)	$(243)	$(112)	$(45)	$452	$(206)
Adjustments for:
Depreciation and amortization	—	1	50	21	—	72
Unrealized foreign exchange and others	(3)	1	—	(5)	—	(7)
Exchange loss (gain) on long-term debt	—	17	—	4	—	21
Future income taxes	(1)	24	(23)	(2)	—	(2)
Utilization of investment tax credits	—	—	—	17	—	17
Restructuring and asset impairment charges	—	(5)	5	3	—	3
Gain on land sales and other	—	—	(1)	(5)	—	(6)
Gain on sale of mill site - discontinued operations	—	—	—	(16)	—	(16)
Differences between cash contributions and pension expenses	—	—	(10)	1	—	(9)
Share of results of significantly influenced companies	260	192	—	1	(452)	1
Changes in non-cash working capital:
Accounts receivable	4	(49)	70	55	—	80
Inventories	—	—	51	33	—	84
Prepaid expenses	—	(1)	6	1	—	6
Accounts payable and accrued charges	—	62	(126)	(38)	—	(102)

	2	(1)	(90)	25	—	(64)
Cash flows from investing activities:
Reduced participation in joint venture and other investments	—	9	—	9	—	18
Additions to fixed assets	—	—	(18)	(24)	—	(42)
Proceeds on sale of mill site - discontinued operations	—	—	—	7	—	7
Proceeds on land sales	—	—	1	—	—	1
Decrease in investments	2	—	2	—	—	4
Other	—	4	—	(3)	—	1

	2	13	(15)	(11)	—	(11)
Cash flows from financing activities:
Change in operating bank loans	—	—	96	(26)	—	70
Increase in long-term debt	—	—	—	9	—	9
Repayments of long-term debt	(4)	(1)	—	(15)	—	(20)
Change in other long-term liabilities	—	—	3	(3)	—	—
Other	—	—	5	2	—	7

	(4)	(1)	104	(33)	—	66
Foreign exchange loss on cash and cash equivalents held in foreign currencies	—	—	—	2	—	2

Net increase (decrease) in cash and cash equivalents	—	11	(1)	(17)	—	(7)
Cash and cash equivalents, net of bank indebtedness, beginning of period	—	3	84	25	—	112

Cash and cash equivalents, net of bank indebtedness, end of period	—	14	83	8	—	105